Exibit 99.1

Berry Plastics Corporation Announces Completion of Tender Offers for Certain of its Outstanding Notes

For Immediate Release:

EVANSVILLE, INDIANA, December 6, 2010 – Berry Plastics Corporation (“Berry”), an Apollo Management, L.P. and Graham Partners portfolio company, announced today the completion of its tender offers (the “Tender Offers”) to purchase any and all of its outstanding 8⅞% Second Priority Senior Secured Fixed Rate Notes due 2014 issued under an indenture dated as of September 20, 2006 (the “2006 Notes”), and 8⅞% Second Priority Senior Secured Notes due 2014 issued under an indenture dated as of November 12, 2009 (the “2009 Notes” and, together with the 2006 Notes, the “Notes”).

The Tender Offers expired at midnight, New York City time, on December 3, 2010 (the “Expiration Date”). $150,000 aggregate principal amount of the 2006 Notes and $70,000 aggregate principal amount of the 2009 Notes were tendered after the expiration of the consent payment deadline on November 18, 2010 at 5 p.m., New York City time (the “Consent Date”) and before the Expiration Date. As previously announced, Berry received tenders from holders of (i) $502,719,000 aggregate principal amount of its 2006 Notes and (ii) $247,638,000 aggregate principal amount of its 2009 Notes prior to the Consent Date. On November 19, 2010 Berry accepted for early payment the Notes tendered prior to the Consent Date.

In total, Berry received tenders from holders of (i) $502,869,000 aggregate principal amount, or approximately 95.78%, of its 2006 Notes and (ii) $247,708,000 aggregate principal amount, or approximately 99.08%, of its 2009 Notes prior to the Expiration Date.

As previously announced, Berry intends to redeem the 2006 Notes and 2009 Notes that remain outstanding after completion of the Tender Offers in accordance with the terms of the applicable indenture governing such Notes. On November 19, 2010, Berry provided notice to the trustee under each indenture of such redemptions and irrevocably deposited cash with the trustee in respect of such Notes in an amount sufficient to redeem the outstanding Notes.

Berry engaged Credit Suisse Securities (USA) LLC to act as sole dealer manager and solicitation agent in connection with the Tender Offers.

For additional information, please contact:

James M. Kratochvil

Executive Vice President and Chief Financial Officer

Diane Tungate

Executive Assistant

Berry Plastics Corporation

101 Oakley Street

Evansville, IN  47710

Telephone: (812) 424-2904

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene and PVC based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company’s 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has over 75 manufacturing facilities worldwide and over 16,000 employees.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the company’s SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.